EXHIBIT 99.1

HEICO Corporation Reports Fiscal 2009 Third Quarter Results

Operating Income Comparable to 1st and 2nd Quarter '09 Levels; Fiscal 2009 Sales and EPS Targets Reaffirmed Within Prior Ranges

HOLLYWOOD, Fla. and MIAMI, Aug. 26, 2009 (GLOBE NEWSWIRE) -- HEICO Corporation (NYSE:HEI.A) (NYSE:HEI) today reported net income of $11,132,000, or 41 cents per diluted share, for the third quarter of fiscal 2009, compared to $12,827,000, or 47 cents per diluted share, for the third quarter of fiscal 2008 and up from $10,541,000, or 39 cents per diluted share, in the second quarter of fiscal 2009. For the first nine months of fiscal 2009, net income was $32,990,000, or $1.22 per diluted share, compared to the $34,861,000, or $1.28 per diluted share, reported for the first nine months of fiscal 2008.

Operating income totaled $21,422,000 in the third quarter of fiscal 2009, compared to $27,489,000 in the third quarter of fiscal 2008 and $21,319,000 in the second quarter of fiscal 2009. For the first nine months of fiscal 2009, operating income was $64,194,000 compared to $77,078,000 for the first nine months of 2008. Our consolidated operating margin was 16.0% for the third quarter of fiscal 2009, compared to 18.7% in the third quarter of fiscal 2008 and 16.4% in the second quarter of fiscal 2009, and was 16.3% for the first nine months of fiscal 2009, compared to 18.1% for the first nine months of fiscal 2008.

Net sales totaled $134,086,000 in the third quarter of fiscal 2009, compared to $147,305,000 in the third quarter of fiscal 2008 and $130,166,000 in the second quarter of fiscal 2009. For the first nine months of fiscal 2009, net sales totaled $394,689,000 compared to $425,631,000 for the first nine months of fiscal 2008.

(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) receives 1/10 vote per share and the Common Stock (HEI) receives one vote per share.)

Laurans A. Mendelson, HEICO's Chairman, President and CEO, commenting on the Company's third quarter results stated, "As we saw in the first half of fiscal 2009, the continued effects of a global recession impacted both of our business segments in the third quarter of fiscal 2009. Despite these challenges, we have been able to maintain customer focus, carefully manage our resources and make improvements in areas within our control in order to maintain our operating income in each of the first three quarters of fiscal 2009.

"Our Flight Support Group reported net sales of $97.2 million and $297.5 million, respectively, for the third quarter and first nine months of fiscal 2009, compared to $110.0 million and $320.3 million, respectively, for the third quarter and first nine months of fiscal 2008. Fiscal 2009 third quarter net sales were down slightly from $100.7 million for the second quarter of fiscal 2009 as airlines around the world continued to make capacity reductions as a result of ongoing weak passenger and cargo demand.

"Operating margins of the Flight Support Group were 15.2% and 15.6%, respectively, for the third quarter and first nine months of 2009, compared to 18.5% and 18.6%, respectively, for the third quarter and first nine months of fiscal 2008. The decreases reflect the lower sales volume and variations in product mix as well as a $1 million increase in inventory reserves recorded in the third quarter of fiscal 2009 to reflect the impact of lower sales volumes of certain parts evaluated as slow-moving. Operating income of the Flight Support Group was $14.8 million and $46.3 million, respectively, for the third quarter and first nine months of fiscal 2009, compared to $20.4 million and $59.7 million, respectively, for the third quarter and first nine months of fiscal 2008.

"Demand for passenger air travel and cargo traffic remains soft. Current market forecasts of worldwide airline capacity reductions in 2009 continue to range from decreases of 5% to 10% from 2008 levels with forecasted MRO spending down 10% to 15% for overhaul and repairs services and 15% to 25% for replacement parts during the same period due to capacity reductions, inventory destocking and short-term maintenance deferrals. We have been able to offset a substantial portion of this market decline by accelerated new product development efforts and additional market penetration.

"Our Electronic Technologies Group reported net sales of $37.1 million and $97.5 million, respectively, for the third quarter and first nine months of fiscal 2009, compared to $37.7 million and $105.7 million, respectively, for the third quarter and first nine months of fiscal 2008. While our Electronic Technologies Group was aided by some strength in its defense and space related business and the acquisition of VPT, Inc. in May 2009, the global economic recession has continued to result in lower demand for certain of its medical, telecommunication and electronic products.

"Operating margins of the Electronic Technologies Group remained strong at 26.8% and 27.2%, respectively, for the third quarter and first nine months of fiscal 2009, compared to 28.6% and 26.2% reported for the third quarter and first nine months of fiscal 2008, respectively. Operating income of the Electronic Technologies Group was $9.9 million and $26.5 million, respectively, for the third quarter and first nine months of fiscal 2009, compared to $10.8 million and $27.7 million, respectively, for the third quarter and first nine months of fiscal 2008.

"Our cash flow and balance sheet remain strong. As of July 31, 2009, the Company's net debt to equity ratio was a low 11%, with net debt (total debt less cash and cash equivalents) of $49.5 million. We have no significant debt maturities until fiscal 2013. Our strong cash flow and balance sheet combined with our healthy cash position will allow us to take advantage of acquisition opportunities if they arise.

"Cash flow from operating activities for the first nine months of fiscal 2009 totaled $43.7 million, including $17.1 million generated in the third quarter of fiscal 2009, compared to $56.6 million for the first nine months of 2008. We continue to anticipate full year cash flow from operating activities to approximate $70 million in fiscal 2009, as compared to $73 million in fiscal 2008. Our capital expenditures for fiscal 2009 are expected to range between $10 to $12 million.

"Given the challenging economic environment we're operating in, we are pleased to note that our consolidated net sales, operating income and diluted net income per share for the third quarter of fiscal 2009 were comparable to, or slightly above, such amounts reported in the first and second quarters of fiscal 2009 and we anticipate some further improvement in the fourth quarter.

"Although airline capacity reductions have been moderating in recent months, near-term visibility remains somewhat opaque. Based on current market conditions, we are targeting fiscal 2009 full year net sales in the range of $533 to $538 million and diluted net income per share within a range of $1.62 to $1.65. These targets are within the range of our prior estimates and exclude the impact of additional acquisitions, if any. The Company expects to provide its fiscal 2010 guidance at the time of its fourth quarter earnings release.

"We continue to believe our focus on intermediate and long-term growth is a solid foundation to best reward HEICO and its shareholders and to provide the best opportunity for sustainable growth."

As previously announced, HEICO will hold a conference call on Thursday, August 27, 2009 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: U.S. (888) 299-4099, Canada (866) 682-1172, and International (302) 709-8337, wait for the conference operator and provide the operator with the "Verbal" Passcode/Conference ID VM17450 (or "8617450"). A digital replay will be available two hours after the completion of the conference for 14 days. To access, dial: (402) 220-2946, and enter the Playback Passcode/Conference ID 17450#.

There are currently approximately 15.7 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 10.4 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO's two classes of common stock on most web sites are HEI.A and HEI. However, some web sites change HEICO's Class A Common Stock stock symbol (HEI.A) to HEI/A or HEIa.

HEICO Corporation is engaged primarily in certain niche segments of the aviation, defense, space and electronics industries through its Hollywood, FL-based HEICO Aerospace Holdings Corp. subsidiary and its Miami, FL-based HEICO Electronic Technologies Corp. subsidiary. HEICO's customers include a majority of the world's airlines and airmotives as well as numerous defense and space contractors and military agencies worldwide in addition to medical, telecommunication and electronic equipment manufacturers. For more information about HEICO, please visit our web site at http://www.heico.com.

Certain statements in this press release constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: lower demand for commercial air travel or airline fleet changes, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; HEICO's ability to introduce new products and product pricing levels, which could reduce our sales or sales growth; HEICO's ability to make acquisitions and achieve operating synergies from acquired businesses, customer credit risk, interest rates and economic conditions within and outside of the aviation, defense, space and electronics industries, which could negatively impact our costs and revenues; and HEICO's ability to maintain effective internal controls, which could adversely affect our business and the market price of our common stock. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                        Three Months Ended July 31,
                                     ---------------------------------
                                          2009               2008
                                     --------------     --------------
 Net sales                            $134,086,000       $147,305,000
 Cost of sales                          88,275,000         93,454,000
 Selling, general and administrative
  expenses                              24,389,000         26,362,000
                                     --------------     --------------
 Operating income                       21,422,000         27,489,000
 Interest expense                         (177,000)          (444,000)
 Other income (expense)                    184,000           (144,000)
                                     --------------     --------------
 Income before income taxes and
  minority interests                    21,429,000         26,901,000
 Income tax expense                      6,511,000          9,500,000
                                     --------------     --------------
 Income before minority interests       14,918,000         17,401,000
 Minority interests' share of income     3,786,000          4,574,000
                                     --------------     --------------
 Net income                            $11,132,000        $12,827,000
                                     ==============     ==============

 Net income per share:
   Basic                                      $.43               $.49
   Diluted                                    $.41               $.47

 Weighted average number of common
  shares outstanding:
   Basic                                26,082,914         26,379,608
   Diluted                              26,906,290         27,271,841

                                        Three Months Ended July 31,
                                     ---------------------------------
                                          2009               2008
                                     --------------     --------------
 Operating segment information: -
  Net sales:
   Flight Support Group                $97,236,000       $109,969,000
   Electronic Technologies Group        37,054,000         37,676,000
   Intersegment sales                     (204,000)          (340,000)
                                     --------------     --------------
                                      $134,086,000       $147,305,000
                                     ==============     ==============

  Operating income:
   Flight Support Group                $14,759,000        $20,392,000
   Electronic Technologies Group         9,935,000         10,783,000
   Other, primarily corporate           (3,272,000)        (3,686,000)
                                     --------------     --------------
                                       $21,422,000        $27,489,000
                                     ==============     ==============

 HEICO CORPORATION
 Condensed Consolidated Statements of Operations (Unaudited)

                                         Nine Months Ended July 31,
                                     ---------------------------------
                                          2009               2008
                                     --------------     --------------
 Net sales                            $394,689,000       $425,631,000
 Cost of sales                         262,456,000        272,595,000
 Selling, general and administrative
  expenses                              68,039,000         75,958,000
                                     --------------     --------------
 Operating income                       64,194,000         77,078,000
 Interest expense                         (484,000)        (1,951,000)
 Other income (expense)                    186,000           (218,000)
                                     --------------     --------------
 Income before income taxes and
  minority interests                    63,896,000         74,909,000
 Income tax expense                     19,331,000         26,040,000
                                     --------------     --------------
 Income before minority interests       44,565,000         48,869,000
 Minority interests' share of income    11,575,000         14,008,000
                                     --------------     --------------
 Net income                            $32,990,000 (a)    $34,861,000
                                     ==============     ==============

 Net income per share:
   Basic                                     $1.26              $1.33
   Diluted                                   $1.22              $1.28

 Weighted average number of common
  shares outstanding:
   Basic                                26,239,281         26,280,211
   Diluted                              27,053,584         27,242,251

                                         Nine Months Ended July 31,
                                     ---------------------------------
                                          2009               2008
                                     --------------     --------------
 Operating segment information: -
  Net sales:
   Flight Support Group               $297,543,000       $320,286,000
   Electronic Technologies Group        97,523,000        105,697,000
   Intersegment sales                     (377,000)          (352,000)
                                     --------------     --------------
                                      $394,689,000       $425,631,000
                                     ==============     ==============

  Operating income:
   Flight Support Group                $46,297,000        $59,723,000
   Electronic Technologies Group        26,508,000         27,731,000
   Other, primarily corporate           (8,611,000)       (10,376,000)
                                     --------------     --------------
                                       $64,194,000        $77,078,000
                                     ==============     ==============

 HEICO CORPORATION
 Footnote to Condensed Consolidated Statements of Operations
 (Unaudited)

 -------------------

 (a) Fiscal 2009 net income reflects a settlement reached with the
     Internal Revenue Service in the first quarter of fiscal 2009 concerning the income tax credit claimed by the Company on its
     U.S. federal filings for qualified research and development activities incurred during fiscal years 2002 through 2005 as well as an aggregate reduction to the related reserve for
     fiscal years 2006 through 2008, which increased net income for the first nine months of fiscal 2009 by approximately
     $1,225,000, or $.05 per diluted share.

 HEICO CORPORATION
 Condensed Consolidated Balance Sheets (Unaudited)

                                        July 31,          October 31,
                                          2009               2008
                                     --------------     --------------
 Cash and cash equivalents              $6,948,000        $12,562,000
 Accounts receivable, net               72,161,000         88,403,000
 Inventories, net                      145,496,000        132,910,000
 Prepaid expenses and other current
  assets                                25,752,000         17,635,000
                                     --------------     --------------
     Total current assets              250,357,000        251,510,000
 Property, plant and equipment, net     60,496,000         59,966,000
 Goodwill                              348,005,000        323,393,000
 Other assets                           54,592,000         41,673,000
                                     --------------     --------------
     Total assets                     $713,450,000       $676,542,000
                                     ==============     ==============

 Current maturities of long-term debt     $233,000           $220,000
 Other current liabilities              59,779,000         81,008,000
                                     --------------     --------------
     Total current liabilities          60,012,000         81,228,000
 Long-term debt, net of current
  maturities                            56,255,000         37,381,000
 Deferred income taxes                  41,526,000         39,192,000
 Other long-term liabilities            20,713,000         17,003,000
                                     --------------     --------------
     Total liabilities                 178,506,000        174,804,000
 Minority interests in consolidated
  subsidiaries                          89,693,000         83,978,000
 Shareholders' equity                  445,251,000        417,760,000
                                     --------------     --------------
     Total liabilities and
      shareholders' equity            $713,450,000       $676,542,000
                                     ==============     ==============

 HEICO CORPORATION
 Condensed Consolidated Statements of Cash Flows (Unaudited)

                                         Nine Months Ended July 31,
                                     ---------------------------------
                                          2009               2008
                                     --------------     --------------
 Operating Activities:
  Net income                           $32,990,000        $34,861,000
  Depreciation and amortization         10,951,000         11,339,000
  Deferred income tax (benefit)
   provision                            (1,376,000)         2,179,000
  Minority interests' share of
   income                               11,575,000         14,008,000
  Tax benefit from stock option
   exercises                             1,889,000          6,281,000
  Excess tax benefit from stock
   option exercises                     (1,572,000)        (4,347,000)
  Stock option compensation expense         15,000            138,000
  Decrease in accounts receivable       20,207,000          7,867,000
  Increase in inventories               (9,282,000)       (13,062,000)
  Decrease in current liabilities      (19,851,000)        (2,124,000)
  Other                                 (1,827,000)          (514,000)
                                     --------------     --------------
     Net cash provided by operating
      activities                        43,719,000         56,626,000
                                     --------------     --------------

 Investing Activities:
  Acquisitions and related costs,
   net of cash acquired                (45,830,000)       (28,747,000)
  Capital expenditures                  (7,784,000)       (10,121,000)
  Other                                     73,000            133,000
                                     --------------     --------------
     Net cash used in investing
      activities                       (53,541,000)       (38,735,000)
                                     --------------     --------------

 Financing Activities:
  Borrowings (payments) on
   revolving credit facility, net       19,000,000        (11,000,000)
  Payment of industrial development
   revenue bonds                                --         (1,980,000)
  Repurchases of common stock           (8,098,000)                --
  Distributions to minority interest
   owners                               (5,994,000)        (5,902,000)
  Cash dividends paid                   (3,150,000)        (2,631,000)
  Excess tax benefit from stock
   option exercises                      1,572,000          4,347,000
  Proceeds from stock option
   exercises                               822,000          2,157,000
  Other                                   (158,000)        (1,087,000)
                                     --------------     --------------
     Net cash provided by (used in)
      financing activities               3,994,000        (16,096,000)
                                     --------------     --------------

 Effect of exchange rate changes
  on cash                                  214,000           (177,000)
                                     --------------     --------------

 Net (decrease) increase in cash
  and cash equivalents                  (5,614,000)         1,618,000
 Cash and cash equivalents at
  beginning of year                     12,562,000          4,947,000
                                     --------------     --------------
 Cash and cash equivalents at end
  of period                             $6,948,000         $6,565,000
                                     ==============     ==============

CONTACT:  HEICO Corporation
          Thomas S. Irwin
            (954) 987-4000 ext. 7560
          Victor H. Mendelson
            (305) 374-1745 ext. 7590